Exhibit 10.1

AMENDMENT TO
ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of March 14, 2025, (the “Amendment Date”) is made by and among Cara Therapeutics, Inc., a Delaware corporation (“Cara”) and Cara Royalty Sub, LLC, a Delaware limited liability company (collectively with Cara, “Sellers” and each a “Seller”), and Vifor Fresenius Medical Care Renal Pharma, Ltd, a Swiss corporation (“Purchaser”) and amends that certain Asset Purchase Agreement, dated as of December 17, 2024 (the “Agreement”), by and among Sellers and Purchaser. In this Amendment, Sellers and Purchaser are individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 9.02 of the Agreement, the Agreement may be amended if, and only if, such amendment is in writing and signed by a duly authorized representative of Purchaser and Sellers; and

WHEREAS, the Parties wish to amend certain provisions of the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 2.01 of the Agreement. Section 2.01 of the Agreement is hereby amended and replaced in its entirety as follows:

(a)Purchaser hereby agrees to (i) pay Cara at Closing, $900,000, as may be adjusted pursuant to Section 2.02 (such price as may be adjusted, the “Purchase Price”) by way of the set off contemplated in Section 2.01(b), (ii) solely to the extent that Vifor has not previously paid Cara the Net Profit and Non-FMC Net Profit (each as defined in the Vifor License Agreement) payable in respect of all periods ending as of March 31, 2025, pay Cara $856,629 (which represents the estimated aggregate value of Cara’s Net Profit and Non-FMC Net Profit for such period that would otherwise be due and payable by Purchaser to Cara pursuant to the Vifor License Agreement) (the “First Quarter Profit Share Payment”) by way of the set off contemplated in Section 2.01(b) and (iii) assume the Assumed Liabilities.

(b)Sellers hereby agree to pay and deliver to Purchaser an amount equal to (i) $3,000,000 (the “Cost Reimbursement Fee”), to compensate Purchaser for the estimated incremental costs to be incurred by Purchaser as a result of the transfer of the Transferred Assets and assumption of the Assumed Liabilities minus (ii) the Purchase Price and minus (iii) the First Quarter Profit Share Payment (collectively, the “Closing Payment”), by wire transfer of immediately available funds to the account designated by Purchaser at least three (3) Business Days prior to the Closing Date.

2.	Amendment to Section 6.09(b) of the Agreement. Section 6.09(b) of the Agreement is hereby amended and replaced in its entirety as follows:

(b) For all sales of Licensed Products (as defined in the Vifor License Agreement) to customers in the United States under the Vifor License Agreement, other than sales to FMC Dialysis Clinics (as defined in the Vifor License Agreement), during the applicable period up to the Closing Date, Purchaser shall pay to Cara 60% of the Non-FMC Net Profit (as defined in the Vifor License Agreement) resulting from such sales, and 50% of the Net Profit resulting from such sales to FMC Dialysis Clinics (as defined in the Vifor License Agreement) resulting from such sales (including taking into account any applicable offset or reductions in accordance with Sections 6.4 and 6.5 of the Vifor License Agreement, consistently applied). Purchaser shall pay such share of Non-FMC Net Profit in accordance with the process set forth in Section 6.6 of the Vifor License Agreement, mutatis mutandis, and shall, in any event, pay such amounts to Cara no later than forty-five (45) days following the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement (including this Section 6.09(b) and Section 1.03), solely upon the payment by Purchaser of the First Quarter Profit Share Payment (by way of the set off contemplated in Section 2.01(b)) and not to the extent paid in the ordinary course under the Vifor License Agreement, Purchaser’s obligations with respect to the payment of the Net Profit and Non-FMC Net Profit (each as defined in the Vifor License Agreement) that would otherwise be due and payable by Purchaser to Cara pursuant to the Vifor License Agreement shall have been satisfied and discharged and Cara shall not have any further right to such payment, including for the avoidance of doubt any Net Profit and Non-FMC Net Profit that would have been otherwise due and payable for any period of time following March 31, 2025 until Closing.

3.	No Other Amendments. Except as set forth herein, the Agreement remains in full force and effect.
4.	Incorporation by Reference. Sections 9.01 (Notices), 9.02 (Amendments Waiver), 9.03

(Assignment), 9.04 (Entire Agreement), 9.05 (Parties in Interest), 9.06 (Expenses), 9.07 (Governing Law), 9.08 (Enforcement; Specific Performance), 9.09 (Consent to Jurisdiction), 9.10 (Waiver of Jury Trial), 9.11 (Headings; Interpretation), 9.13 (Severability) and 9.14 (Counterparts) of the Agreement shall apply mutatis mutandis to this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment effective as of the Amendment Date.

CARA THERAPEUTICS, INC.

By:	/s/ Christopher Posner
Name: Christopher Posner
Title: Chief Executive Officer

CARA ROYALTY SUB, LLC

By:	/s/ Christopher Posner
Name: Christopher Posner
Title: Chief Executive Officer

[Signature Page to Amendment to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment effective as of the Amendment Date.

VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA, LTD.

By:	/s/ Florian Jehle
Name: Florian Jehle
Title: Chief Executive Officer

By:	/s/ Juan Antonio de Lassaletta
Name: Juan Antonio de Lassaletta
Title: Global Head Legal & Compliance and General Secretary

[Signature Page to Amendment to Asset Purchase Agreement]